Exhibit 99.1

New York Mortgage Trust Board Elects Steven R. Mumma as Chairman;

Appoints Alan L. Hainey as Lead Director

NEW YORK, NY – March 30, 2015 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that its Board of Directors has unanimously elected Steven R. Mumma, the Company’s Chief Executive Officer and President, to the additional role of Chairman of the Board, effective immediately. In connection with Mr. Mumma’s appointment, the Board has appointed Alan L. Hainey to the newly created position of Lead Director. The appointments follow the receipt by the Company’s Board of Directors of notice from Douglas E. Neal, Mr. Mumma’s predecessor as Chairman of the Board, that Mr. Neal anticipates entering into a consulting arrangement with RiverBanc LLC, a registered investment advisor that provides investment management services to the Company with respect to the Company’s investments in multi-family CMBS and certain commercial real estate-related debt investments and to entities in which the Company has invested. In connection with this potential new arrangement, Mr. Neal offered to resign as a director of the Company. After considering his offer to resign and the potential related party transaction that would result from Mr. Neal’s new arrangement, the Company’s Board of Directors determined that Mr. Neal should continue to serve as a director of the Company, but will no longer qualify as “independent” under the rules of the Nasdaq Stock Market and the Company’s Corporate Governance Guidelines.

Mr. Mumma, who has served in multiple leadership roles at the Company dating back to 2003, was named Chief Executive Officer of the Company in February 2009 after having served as President and Co-Chief Executive Officer starting in March 2007. He has served as a director of the Company since March 2007 and has more than 25 years of experience working in the broader mortgage-backed securities industry.

“Steve’s leadership in transforming NYMT from a vertically integrated residential mortgage origination and portfolio investment manager into a diversified investment portfolio manager with significantly greater scale speaks for itself,” commented Mr. Neal. “My fellow directors and I are convinced that the combination of his vision for this Company and his track record of successfully managing complex change make Steve more than qualified and ready to lead the Company as its Chairman.”

Mr. Hainey has served as an independent director of the Company since 2004 and will continue to serve on the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004. Mr. Hainey has more than 30 years of experience working in the mortgage banking business.

Commenting on today’s announcement, Mr. Mumma stated, “Alan has served in a number of leadership roles throughout his long and distinguished career, and his appointment will only serve to strengthen our governance structure. With NYMT as the owner of 20% of RiverBanc, I believe that Doug’s work with RiverBanc will continue to align the Company’s and RiverBanc’s interest.”

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets residential mortgage loans, including distressed residential loans, multi-family CMBS, mezzanine loans to and preferred equity investments in owners of multi-family properties, equity and debt securities issued by entities that invest in commercial real estate-related debt investments and Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to our outlook for our long-term success and RiverBanc’s future growth prospects. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY

Kristine R. Nario

Chief Financial Officer

Phone: 646-216-2363

Email: knario@nymtrust.com